Exhibit III

FINANCIAL STATEMENTS FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2014

INTRODUCTION TO THE FINANCIAL STATEMENTS

The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements or IFRS may lack of specific requirements or guidance that is available for U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.

The financial statements of the Bank for the financial years 2012 and 2013 have been audited by KPMG Oy Ab and KPMG, Statsautoriseret Revisionspartnerselskab and for the financial year 2014 by KPMG Oy Ab and KPMG AB, as indicated in their reports included in the Bank’s previous Form 18-K filings for the financial years ended December 31, 2012 and December 31, 2013 and incorporated by reference into the Bank’s Registration Statement under Schedule B of the Securities Act (No. 333-142934) and elsewhere herein, respectively.

The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant – Governance”.

The Control Committee appointed as independent joint auditors for NIB for the financial years 2012 and 2013, Authorized Public Accountant Sixten Nyman, representing the accounting firm KPMG Oy Ab, Finland and State Authorized Public Accountant Per Gunslev, representing KPMG, Statsautoriseret Revisionspartnerselskab, Denmark. NIB appointed Authorized Public Accountant Sixten Nyman, representing the accounting firm KPMG Oy Ab, Finland and Authorized Public Accountant Hans Åkervall, representing KPMG AB, Sweden as its independent joint auditors for the financial year 2014, which appointment has been renewed for the financial year 2015.

NORDIC INVESTMENT BANK

STATEMENT OF COMPREHENSIVE INCOME

JANUARY 1—DECEMBER 31,

(in thousands of EURO)

	2012	2013	2014
	EURO	EURO	EURO
Interest income	494,064	404,179	382,760
Interest expense	-242,370	-159,975	-143,652

NET INTEREST INCOME(1)(2)(22)	251,693	244,204	239,108

Commission income and fees received(3)	10,620	10,199	9,326
Commission expense and fees paid	-2,223	-2,454	-2,092
Net profit /loss on financial operations(4)	43,288	19,840	25,684
Foreign exchange gains and losses	-221	-384	187

OPERATING INCOME	303,157	271,404	272,211

EXPENSES
General administrative expenses(5)(22)	34,291	35,217	37,386
Depreciation(9)(10)	3,611	3,592	3,709
Impairment of loans(6)(8)	56,050	15,385	20,905

TOTAL EXPENSES	93,951	54,194	62,000

PROFIT FOR THE YEAR	209,205	217,210	210,211

TOTAL COMPREHENSIVE INCOME	209,205	217,210	210,211

(1)-(6), (8)-(10) and (22) above refer to the corresponding Notes to the Financial Statements included in Exhibit IV to this Annual Report on Form 18-K.